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                                                                    Exhibit 23.1

                             [LETTERHEAD OF KPMG]



                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

The Board of Directors
NVR, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 for the NVR, Inc. 2000 Broadly-Based Stock Option Plan, of our report dated January 30, 2001 on the consolidated balance sheets of NVR, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of NVR, Inc.


KPMG LLP

McLean, Virginia
March 8, 2001